Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-126589 on Form S-2 of our report dated March 18, 2005, relating to the consolidated financial statements of 1st Franklin Financial Corporation and subsidiaries appearing in the Annual Report on Form 10-K of 1st Franklin Financial Corporation for the year ended December 31, 2004, and our report dated March 18, 2005, relating to the financial statement schedule of 1st Franklin Financial Corporation appearing in Amendment No. 2 to the Annual Report on Form 10-K of 1st Franklin Financial Corporation and subsidiaries for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the Prospectus which is part of such Registration Statement.

/s/ Deloitte & Touche LLP Atlanta, Georgia October 10, 2005